Exhibit 99.1


       ARC Wireless Solutions, Inc. Announces Director and Officer Changes

         Wheat Ridge, Colorado November 18, 2008 - ARC Wireless Solutions, Inc. (NASDAQ:ARCW) (the "Company") announced today that the Company has elected Jason Young, a director of the Company, to serve as the Company's interim Chief Executive Officer and as Chairman of its Board of Directors (the "Board") and that the Board has elected Viktor Nemeth and Marco Vega to serve as directors of the Company. The Company also announced that Randall P. Marx has retired from his positions as Chief Executive Officer, Secretary, director and Chairman, and that Sigmund Balaban, Donald Huebner and Robert Wade have retired from their respective positions as directors of the Company.

         Commenting on these management changes, interim CEO Jason Young stated, "We are grateful to each of the former Board members for their service to the Company. We are particularly grateful to Randy Marx for his 17 years of service and dedication to the Company, primarily as Chief Executive Officer and Chairman of the Board. Randy has agreed to be available for us to obtain his input as needed. I look forward to working with the new directors with the objective of maximizing shareholder value in the future."

About ARC Wireless Solutions, Inc.
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ARC Wireless Solutions, Inc. is involved in selective design, manufacturing, marketing and selling of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including Wi-Fi(R) and WiMAX(TM) panel antennas, mobile GPS, and cellular antennas, as well as base station antennas (for cellphone towers), through its Wireless Communications Solutions Division; it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary; and it negotiates and manages its contract manufacturing relationships through its ARC Wireless Hong Kong Ltd. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, OEMs, reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless Inc. subsidiary, are headquartered in Wheat Ridge, Colorado. The Company's Hong Kong subsidiary is located in Central, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.starworkswireless.com and www.arcwirelesshk.net

This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, and the Company's ability to successfully utilize its cash, that could cause actual results to differ materially from the Company's expectations. The Company does not intend (and is not obligated) to update publicly any forward-looking statements.